Exhibit 10.70
HEXION SPECIALTY CHEMICALS, INC. ADDITIONAL OF TERMS OF EMPLOYMENT FOR DALE PLANTE

Supplement to August 2008 Promotional Employment Offer

Immigration to U.S.:	The Company will pursue the application of a “green card” on your behalf effective immediately. However, the Company cannot guarantee the timing or issuance of a green card.

Termination of Employment:	Should your employment be terminated through no fault of your own, you will be eligible to receive 18 (eighteen) months of severance consistent with the Company's U.S. relocation policy.

Should your employment be terminated through no fault of your own prior to August 2013, the Company will pay for the cost of relocating you and your family back to Canada from the U.S. per the Company's U.S. relocation policy.

Family Travel Allowance*:
The Company will provide you with a lump sum payment of $7,000 per calendar year through December 2013 for your immediate family members to travel between Canada and the United States. In addition, the Company will reimburse the cost of travel for you and your wife for bereavement leave related to immediate family members.

Temporary Housing:	The Company will cover the cost of temporary U.S. housing for up to 90 (ninety) days.

Disturbance Allowance* as Off-set to relinquishing Company Car:
The Company will provide you a one time Disturbance Allowance of $20,000 USD. This allowance is for you to use as you need as part of your move from The Netherlands to the United States. You have already received $15,000 of this payment and will receive the remaining $5,000 no later than July 31, 2009.

Vacation:	Your vacation entitlement of 5 weeks will now be accrued annually on a calendar year basis. Any of the vacation carried over from 2008 can be taken through December 31, 2010.

Taxes:	Hexion agrees to cover the cost of tax preparation for 2009. In addition, we agree to jointly review your needs in 2010.

2009 Incentive Plan:	You have now been increased to participate in the 2009 Incentive Plan year at 70% of your $300,000 base salary effective Jan 1, 2009.

2008 Discretionary Incentive Award:
Additionally, you were approved to receive $24,824 as a Discretionary Incentive award to recognize your 2008 performance. This amount combined with your earned Incentive totaled a payment of $60,000 to you.

2009 Long Term Incentive:	You were approved by the Board to be eligible to receive up to 200% of your base salary in the 2009 Cash Based LTI plan.

Grandfathered Retirement Savings Plan - Company Match:
The Company will provide you a retroactive grandfathered 2% Company Match contribution (including gains/losses) to the new Deferred Compensation Plan from January 1, 2009 - April 1, 2009 (Company Match was frozen from April 1, 2009 - May1, 2010) and from May1, 2010 through the inception of the Plan. The Company will thereafter continue to grandfather this 2% Company Match with quarterly contributions to the deferred Compensation Plan.

*The aforementioned allowances shall be made in accordance with standard Hexion payroll procedures in the year in which the allowance is earned, and no later than March 15 of the year following the year in which the allowance is earned. This is in accordance with Internal Revenue Code Section 409A.